EXHIBIT 4.7
                   EXTENSION OF FEBRUARY SETTLEMENT AGREEMENT

     This Extension of February Settlement Agreement made as of May 21, 1999 by and between NATIONAL BOSTON MEDICAL, INC., a Nevada corporation, with offices at 43 Taunton Green, 3rd Floor, Taunton, Massachusetts 02780 ("NBM") and JAMES MCINERNEY AND AUCKLAND TRUST CO. LIMITED AS TRUSTEE FOR FIRST PACIFIC MASTER SUPERANNUATION FUND (collectively referred to herein as "MCINERNEY").

     Currently NBM owes $145,000 to MCINERNEY. In exchange for an additional $10,000 consideration to be paid by NBM to McInerney described herein and the extension of time hereby granted by MCINERNEY to NBM, as well as other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to the following:

A. NBM shall pay MCINERNEY and MCINERNEY shall accept the following payments from NBM as full and final payment of all sums due MCINERNEY by NBM with no additional interest accruing thereon:

                     1.        $55,000 May 31, 1999
                     2.        $50,000 July 2, 1999
                     3.        $50,000 August 6, 1999
                     With no penalty for prepayment of any sum due herein.

B. MCINERNEY shall execute a General Release of all claims in favor of NBM upon payment of all sums listed above.

C. Also upon receipt of initial payment of $55,000 by NBM to MCINERNEY, MCINERNEY shall immediately cause the Ex Parte Motion for Injunction Ordering that Monies Received by the Defendant be Placed in Escrow (the "Motion") currently scheduled for June 3, 1999 to be re-scheduled for July 5, 1999 or as soon thereafter as is practical. Upon timely payment of the amount due July 2, 1999 ($50,000), MCINERNEY shall immediately cause the Motion to be re-scheduled for August 9, 1999 or as soon thereafter as is practical. Upon timely payment of the amount due August 6, 1999 ($50,000), MCINERNEY shall immediately cause the Motion to be withdrawn in its entirety, and the cause of action filed by MCINERNEY against NBM to be dismissed with prejudice.

     Should the foregoing terms meet with your approval, please acknowledge such by affixing your name hereto.

NATIONAL BOSTON MEDICAL, INC.                    JAMES MCINERNEY
By: /s/ Daniel Hoyng                        By:  /s/ James McInerney
  -------------------------                  ---------------------------
Daniel Hoyng, co-CEO/Chairman                   James McInerney

AUCKLAND TRUST CO. LIMITED AS
TRUSTEE FOR FIRST PACIFIC MASTER
SUPERANNUATION FUND
By:/s/ KG Whitney
  ---------------------
KG Whitney, Director